Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel	CG Capital
for Alimera Sciences	for Alimera Sciences
404-317-8361	877-889-1972
kbrazel@bellsouth.net	investorrelations@cg.capital

ALIMERA SCIENCES ANNOUNCES EXCHANGE OF SERIES B PREFERRED STOCK FOR NEWLY ISSUED SERIES C PREFERRED STOCK

ATLANTA, September 4, 2018 –Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced that it has closed an agreement with Deerfield Management and certain of its affiliates (Deerfield) to exchange the Alimera Series B Convertible Preferred Stock previously held by Deerfield (the Series B) for newly issued Alimera Series C Convertible Preferred Stock (the Series C). Deerfield is exchanging all 8,416 shares of the Series B it purchased in December 2014 for 10,150 newly issued shares of the Series C.
“In the past, we believe the significance of the Series B liquidation preference, notwithstanding the limited circumstances in which the holders might have received it, negatively affected the value attributable to our common shareholders. We are very pleased that Deerfield was willing to work with us to revise our capital structure and reduce its stated preference by over $40 million. The new Series C will clarify our overall valuation because its impact on our other investors will be easier to understand,” said Rick Eiswirth, President and Chief Financial Officer of Alimera. “We appreciate Deerfield’s continued engagement with, and investment in, Alimera.”
The Series B, which was eliminated from Alimera’s authorized capital after the closing of the exchange, had an aggregate stated value of $50,750,000 and was convertible into shares of the Company’s common stock at $6.03 per share, for a total of 8,416,252 common shares. The Series B was not redeemable at the option of the holder and had an aggregate $50,750,000 liquidation preference in the event of a liquidation, dissolution or winding up of the Company.
The Series C has an aggregate stated value of $10,150,000 and is convertible into shares of the Company’s common stock at $1.00 per share, for a total of 10,150,000 common shares. Like the retired Series B, the Series C is not redeemable at the option of the holder. The Series C’s aggregate liquidation preference of $10,150,000, a significant reduction from the Series B, applies to a broader range of transactions than the aggregate liquidation preference of the Series B. The Series C liquidation preference applies not only in the event of a liquidation, dissolution or winding up of the Company but also in the event of certain mergers, tender offers and assets sales. In any such event, the holders of the Series C will receive the greater of (a) the liquidation preference, plus any declared but unpaid dividends, or (b) the amount such holders would receive had all shares of the Series C been converted into common stock immediately before such event. The Series C, like the Series B, is subject to the prior and superior rights of the holders of Alimera’s Series A Convertible Preferred Stock.
Conference Call to be Held September 5, 2018
A conference call will be hosted by Dan Myers, Chief Executive Officer, and Rick Eiswirth, President and Chief Financial Officer, to discuss this transaction. The call will be held at 8:30 a.m. ET, on September 5, 2018. Please refer to the information below for conference call dial-in information and webcast registration.
Conference date: September 5, 2018, 8:30 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Alimera Sciences Series B Preferred Stock Exchange
Following the live call, a replay will be available on Alimera’s website, www.alimerasciences.com, under “Investor Relations.”
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. Alimera’s commitment to retina specialists and their patients is manifest in Alimera’s product and development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
Forward-Looking Statements
The officers of Alimera may make “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, in the conference call referenced above. Such forward-looking statements would be based on current expectations and could involve inherent risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2017 and Alimera’s Quarterly Report on Form 10-Q for the three months ended June 30, 2018, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov.
Besides the risks described in Alimera’s filings with the SEC, other unknown or unpredictable factors could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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